Exhibit 99.1

Monday, December 28, 2015

Contact:

Salisbury Bancorp, Inc.

Richard J. Cantele, Jr.

President and Chief Executive Officer

(860) 435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces

Redemption of SBLF Preferred Stock

Lakeville, CT – December 28, 2015/GlobeNewswire. . . .Salisbury Bancorp, Inc. (“Salisbury” or the “Company”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced today that it had redeemed all of the 16,000 outstanding shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”), that had been issued to the United States Department of the Treasury (the “Treasury”) in August 2011 pursuant to the Treasury’s Small Business Lending Fund (“SBLF”) program. The aggregate redemption price of the Series B Preferred Stock was approximately $16 million, including dividends accrued but unpaid through, but not including, the redemption date. The redemption of the Series B Preferred Stock terminates the Company’s participation in the SBLF program in full and has been approved by the Company’s primary Federal regulator.

The Company recently announced on December 10, 2015 the completion of its successful private placement of $10 million in subordinated debt, the proceeds of which helped fund the redemption of the SBLF preferred stock. After the redemption, the Company’s capital ratios remain in excess of the capital ratios required to meet the regulatory “well-capitalized” designation.

About Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through a network of 13 full service branches in Litchfield County, Connecticut; Berkshire County, Massachusetts; and Dutchess and Orange Counties, New York. The Bank offers consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.